                                                            EXHIBIT 99.(a)(1)(D)


                          OFFER TO PURCHASE FOR CASH
                    All Outstanding Shares of Common Stock
                       (Including the Associated Rights)
                                      of
                       ProVantage Health Services, Inc.
                                      at
                             $12.25 Net Per Share
                                      by
                             PV Acquisition Corp.

                    an indirect wholly owned subsidiary of
                               Merck & Co., Inc.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 14, 2000, UNLESS EXTENDED.


                                                                   May 10, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   We have been appointed by PV Acquisition Corp., a Delaware corporation ("Offeror") and indirect wholly owned subsidiary of Merck & Co., Inc. ("Parent"), to act as Dealer Manager in connection with Offeror's offer to purchase all outstanding shares of Common Stock, $0.01 par value per share, of ProVantage Health Services, Inc., a Delaware corporation (the "Company"), including the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of March 12, 1999, and amended as of May 4, 2000, by and between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights," and the shares of Common Stock inclusive of their respective Rights, the "Shares"), at a purchase price of $12.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 10, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 4, 2000, among Parent, Offeror and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their certificates and all other required documents to Norwest Bank Minnesota, N.A. (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

     1. The Offer to Purchase, dated May 10, 2000.

     2. The Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

     3. A letter to stockholders of the Company from Jeffrey A. Jones, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company.

     4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to the Depositary.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 14, 2000, UNLESS THE OFFER IS EXTENDED.

   Please note the following:

     1. The tender price is $12.25 per Share, net to the seller in cash, without interest.

     2. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer that minimum number of shares which would represent at least a majority of the Shares entitled to vote that are outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares or such voting securities and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions. See Section 15 of the Offer to Purchase.

     3. The Offer is being made for all of the outstanding Shares.

     4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding may be required, unless an exemption is available or unless the required taxpayer identification information is provided. See Important Tax Information of the Letter of Transmittal.

     5. The Board of Directors of the Company has unanimously (by all those directors present) approved the Offer, the Merger (as defined in the Offer to Purchase) and the Merger Agreement, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, and has recommended that the stockholders of the Company accept the Offer and approve the Merger Agreement.

     6. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase) and
  (iii) any other documents required by the Letter of Transmittal.

   In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message or other required documents should be sent to the Depositary and (ii) certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer to Purchase.

   If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be effected by following the guaranteed delivery procedures specified in
Section 3 of the Offer.

   Neither Offeror nor Parent will pay any fees or commissions to any broker, dealer or any other person (other than the Information Agent, as defined below, and the Depositary as described in Section 17 of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

   Offeror will pay or cause to be paid any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to Morrow & Co., Inc., the Information Agent for the Offer, at 445 Park Avenue, 5th Floor, New York, New York 10022 (212) 754-8000.

   Additional copies of the enclosed materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, OFFEROR, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                       3